     Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 24, 2007 (except Note 12, as to which the date is November 8, 2007) in the Registration Statement (Form S-1) and related Prospectus of GLG Partners, Inc. for the registration of 21,500,003 warrants and 84,150,400 shares of common stock.

/s/ Ernst & Young LLP
London, England
December 6, 2007